Exhibit 99.1

Genesys Industries (“Genesys Industries” or the “Company”), an integrated manufacturer of precision products, assemblies, and components for leading industrial companies, announced today its results for the quarter ended March 31, 2020. As discussed below, the Company’s financial results from operations reflect highlighted key points as compared to the respective prior periods.

Highlights from Operations for the quarter ended March 31 and the Nine Months ended March 31, 2020.

  For the three months ended March 31, 2020, we earned revenue of $163,782. During the current period we were engaged in increasing capacity at our new Florida facility and making it fully operational.
  For the nine months ended March 31, 2020 we earned revenues of $438,656
  Gross Margins were 40% for all products and services for the three months ended March 31, 2020. Gross Profit was $65,724.
  Total Assets recorded at March 31, 2020 were higher at $897,479 a considerable change compared to the prior period.
  Adjusted EBITDA was $122,746, respectively, for the nine months ended March 31, 2020.

Management Commentary

“We are happy to announce that we had positive cash flows and adjusted EBITDA recorded was $122,746 for the nine months ended March 31, 2020. Our results for the quarter ending March 31, 2020 were slightly impacted as we achieved a big milestone in onboarding our new Florida facility. There were many onetime expenses associated with getting the facility operational including new machinery purchases. Production activities have commenced, our headcount has also increased out of this new facility and expect to bring a positive impact. Our Fixed Assets have also increased with the addition of new machinery and equipment”

Adjusted EBITDA

The Company uses Adjusted EBITDA in its discussions, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices, which are not currently ascertainable.

The Company’s Non-GAAP presentation for the three and nine months ended March 31, 2020 is as follows:

Nine Months ended March 31, 2020
Net Loss	$(172,422)
Interest expense	21,226
Depreciation	49,553
Income Tax Provision	—
EBITDA	(101,643)
Stock compensation expense	46,889
Loss on issuance of common stock	40,000
Debt discount amortization	62,500
Loss on issuance of convertible debt	75,000
Adjusted EBITDA	$122,746

About Genesys Industries

Genesys Industries is an emerging industrial advanced manufacturer of precision products, assemblies, and components with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Automation, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind or $GEIN

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

www.genesysindustries.com

Safe Harbor Statement
Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, Sales Revenue Guidance, Non-GAAP assets, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in customer funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.